Exhibit 99.2

PRESS RELEASE

EDITORIAL CONTACT:

Sheryl Gulizia

Synopsys, Inc.

650-584-8635

sgulizia@synopsys.com

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

Synopsys Announces Aart de Geus and Chi-Foon Chan

to Become Co-CEOs

MOUNTAIN VIEW, Calif. – May 23, 2012 – Synopsys, Inc. (Nasdaq: SNPS), a world leader in software and IP used in the design, verification and manufacture of electronic components and systems, announced that Chairman of the Board and CEO Aart de Geus and President and COO Chi-Foon Chan will become co-CEOs, effective immediately. Appointing Dr. Chan as co-CEO formally recognizes the contributions he has made in co-leading Synopsys for more than 10 years. Drs. de Geus and Chan will continue to share responsibility for managing the company, and the organizational structure and responsibilities will remain the same.

“Chi-Foon and I have worked successfully as a close-knit team for over a decade to help elevate Synopsys into its present leadership position,” said de Geus. “Synopsys has excellent technical, market and financial strengths, as well as a management team capable of scaling the company for continued growth, portfolio broadening and globalization. Explicitly sharing the CEO position is both galvanizing and timely as we now focus on setting the company’s direction for the next decade of growth and customer focus.”

“I am excited about addressing the opportunities that we see ahead for our company,” said Chan. “Synopsys has many talented employees who are dedicated to helping our customers achieve their goals. Building on the entrepreneurial spirit of our management, the execution strength of our worldwide teams, and the healthy technical and economic position of the company, Aart and I look forward to leading the company into its next phase of customer impact and growth.”

Chan joined Synopsys in 1990 as vice president of applications and services from NEC Corporation USA, where he was general manager of the microprocessor group. Over the years, he pioneered many aspects of the company including the initiation of Synopsys’ IP business. He was appointed president and chief operating officer in 1998, at which time he also joined the Synopsys Board of Directors.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a world leader in electronic design automation (EDA), supplying the global electronics market with the software, intellectual property (IP) and services used in semiconductor design, verification and manufacturing. Synopsys’ comprehensive, integrated portfolio of implementation, verification, IP, manufacturing and field-programmable gate array (FPGA) solutions helps address the key challenges designers and manufacturers face today, such as power and yield management, system-to-silicon verification and time-to-results. These technology-leading solutions help give Synopsys customers a competitive edge in bringing the best products to market quickly while reducing costs and schedule risk. Synopsys is headquartered in Mountain View, California, and has approximately 70 offices located throughout North America, Europe, Japan, Asia and India. Visit Synopsys online at http://www.synopsys.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the continued growth of the company. These statements are based on current expectations and beliefs. Actual results could differ materially from those described by these statements due to risks and uncertainties as detailed in the “Risk Factors” section of Synopsys’ Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2012. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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